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                                                                  Exhibit 21.1


Subsidiaries of Hyseq, Inc. as of December 31, 2001:


1. Hyseq Diagnostics, Inc., a Nevada corporation

2. Callida Genomics, Inc., a Delaware corporation

3. N-Mer, Inc., a Delaware corporation